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                                                                      EXHIBIT 16



                                  Morgan & Co.

                          Chartered Public Accountants


July 31, 2007


Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.
20549 USA


Dear Sirs:

We have read Item 4.01 of the Form 8-K Current Report dated July 31, 2007, of Palomine Mining Inc. and are in agreement with the statements contained in the first, second and third paragraphs of that Item. We have no basis to agree or disagree with any other statements of Palomine Mining Inc. contained therein.

Very truly yours,

"Morgan & Company"

Chartered Accountants